Exhibit 10.32b

FIRST AMENDMENT TO

NOTE AND WARRANT PURCHASE AGREEMENT

This First Amendment to Note and Warrant Purchase Agreement (this “First Amendment”) is made effective as of the Effective Date (as defined below), and amends that certain Note And Warrant Purchase Agreement dated February 21, 2008 (the “Existing Agreement”) by and among Stereotaxis, Inc., a Delaware corporation (the “Company”), Sanderling Venture Partners VI Co-Investment Fund, L.P., Sanderling VI Beteiligungs GmbH & Co KG, Sanderling VI Limited Partnership and Alafi Capital Company LLC (each, a “Lender” and together, the “Lenders”).

RECITALS

WHEREAS, the Lenders and the Company are parties to the Existing Agreement, pursuant to which the Lenders have extended a $20 million borrowing facility (the “Underlying Facility”) to the Company, $10 million from each Lender on a several (but not joint and several) basis;

WHEREAS, the Company and the Lenders have previously executed a term sheet on November 4, 2008 (the “Term Sheet”) pursuant to which they agreed to amend certain terms of the Underlying Facility; and

WHEREAS, in connection with the Company entering into concurrent offerings, the Ramius Registered Direct Offering and the Lender Registered Direct Offering (each as defined below), on December 29, 2008, the Company and the Lenders desire to set forth their concurrent agreement effective December 29, 2008 (the “Effective Date”) to amend the Existing Agreement and otherwise to memorialize certain provisions in the Term Sheet, all as set forth more specifically in this First Amendment.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. As used in this First Amendment, the following terms shall have the meanings set forth below:

1.1.1 “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on The NASDAQ Global Market, as reported by Bloomberg, or, if The NASDAQ Global Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if The NASDAQ Global Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

1.1.2 “Extension Notice” has the meaning ascribed to it in Section 2.1 below.

1.1.3 “Extension Exercise Price” means the average of the daily Closing Sale Prices of a share of the Common Stock for the five (5) consecutive Trading Days commencing on the fifth (5th) Trading Day and ending on the first (1st) Trading Day immediately prior to the date on which the Company delivers an Extension Notice exercising an extension of either (1) the Commitment Period under Section 1.2 or (2) the Maturity Date under Section 1.4, provided that the Exercise Price shall not be lower than the Closing Bid Price on the Trading Day immediately prior to the date of any such Extension Notice, or any other date that may be required under the rules of The NASDAQ Global Market so that approval of the Company’s stockholders is not required by such rules.

1.1.4 “Lender Registered Direct Offering” shall mean that certain registered direct offering the Company’s Common Stock and warrants to purchase Common Stock, pursuant to that certain Securities Purchase Agreement dated December 29, 2008 among the Company and the Lenders.

1.1.5 “Qualified Financing” (in lieu of and replacing the definition previously set forth in Section 1.2 of the Existing Agreement) shall mean additional financing from any third party (other than indebtedness of the Company to banks, commercial finance lenders and similar financial institutions) in the aggregate amount of not less than Twenty Million Dollars ($20,000,000), but excluding any proceeds received from the Ramius Registered Direct Offering.

1.1.6 “Ramius Registered Direct Offering” shall mean that certain registered direct offering the Company’s Common Stock and warrants to purchase Common Stock, pursuant to that certain Securities Purchase Agreement dated December 29, 2008 among the Company and RCG PB, Ltd. And Ramius Enterprise Master Fund Ltd.

1.1.7 “Trading Day” shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for business.

1.2 Undefined Terms. Terms and definitions used in this First Amendment but not defined in this Section 1 shall have the same meanings given to such terms in the Existing Agreement.

ARTICLE 2

CERTAIN AMENDMENTS

2.1 Extension to March 31, 2010. Notwithstanding anything to the contrary in the Existing Agreement, the Company may, by written notification in substantially the form attached here as Exhibit A (an “Extension Notice”) to the Lenders delivered any time prior to or on March 15, 2009, elect to extend either (1) the Commitment Period under Section 1.2 or (2) the Maturity Date under Section 1.4 to March 31, 2010. Each reference to “May 11, 2009” set forth in Sections 1.2 and 1.4 of the Existing Agreement and in the Form of Note attached as Exhibit A thereto is hereby replaced with “March 31, 2010”.

2.2 Reduction in Committed Funds. In consideration of the Lenders entering into the Lender Registered Direct Offering, the Schedule of Committed Funds shall be amended by replacing the amounts set forth therein for each Lender as “Committed Funds” as follows:

Lender	Committed Funds
Sanderling Venture Partners VI Co-Investment Fund, L.P.	$4,796,567.77
Sanderling VI Beteiligungs GmbH & Co KG	$92,828.30
Sanderling VI Limited Partnership	$110,603.94
Alafi Capital Company LLC	$5,000,000.00
Total	$10,000,000.00

2.3 Warrant Coverage. Upon the first to occur of any extension of either (1) the Commitment Period under Section 1.2 or (2) the Maturity Date under Section 1.4 pursuant to the first sentence of Section 2.1 above, an additional Warrant to purchase such number of shares of Common Stock shall be issued to each Lender equal to that portion of the Committed Funds to be loaned by each such Lender multiplied by 0.5, divided by the Extension Exercise Price. Such Warrants shall be in the form attached as Exhibit B to the Existing Agreement and shall have an Exercise Price Equal to the Extension Exercise Price. This shall be in lieu of any issuance of Warrants pursuant to Section 2.1(b) of the Existing Agreement.

2.4 Payment to Company for Warrants. The Lenders shall make any required payment for the Warrants under the applicable rules of The NASDAQ Global Market at the time such Warrants are to be issued. If any such payment is required, each Lender may cause a fewer number of Warrants to be issued to it in lieu of making such payment upon receipt of such Warrants.

2.5 Guaranty. The parties acknowledge that Sanderling Venture Partners VI Co-Investment Fund, L.P. and Alafi Capital Company LLC have each entered into an Unconditional Limited Guaranty dated as of June 16, 2008 in favor of Silicon Valley Bank, guarantying repayment of amounts set forth therein, but each having a maximum liability of $5,000,000 of principal amount under the Amended Revolver. The parties agree that the Company may agree to extend the maturity date of the Amended Revolver to a date no later than March 31, 2010, and that in connection with any extension of either (1) the Commitment Period under Section 1.2 or (2) the Maturity Date under

Section 1.4 pursuant to the first sentence of Section 2.1 above, the Lenders shall each cause their respective Unconditional Limited Guaranty agreements to be extended to such March 31, 2010 maturity date, in such form as may be requested by Silicon Valley Bank in its commercially reasonable discretion. The Commitment Funds available at any time under the Underlying Facility shall be reduced by the maximum liability under such Unconditional Limited Guaranty for so long as the same remain outstanding.

2.6 Registration Rights. The parties agree that the Company shall comply with the obligations under Section 2.2(a) of the Existing Agreement to file with the SEC a registration statement with respect to the maximum number of Warrant Shares issuable upon exercise of the Warrants (including the Warrant Shares issuable upon exercise of the Warrants issued under Section 2.3 above) on or prior to June 30, 2009.

ARTICLE 3

MISCELLANEOUS

3.1 Agreement Conditions. This First Amendment is expressly conditioned on, and shall become effective concurrently with, the consummation of the Ramius Registered Direct Offering and the Lender Registered Direct Offering. If such offerings do not close, this First Amendment shall become null and void. In addition, this First Amendment shall be conditioned on the further extension of the maturity date of the Amended Revolver to a date no later than March 31, 2010, and the absence of material amendment to the other terms of such Amended Revolver without the written consent of the Lenders.

3.2 Original Agreements in Full Force and Effect. Except as expressly modified by this First Amendment, the terms of the Existing Agreement shall continue in full force and effect without modification.

3.3 Titles and Subtitles; Construction. The titles of the Sections and Subsections of this First Amendment are for convenience of reference only and are not to be considered in construing this First Amendment. All words used in this First Amendment will be construed to be of such gender or number as the circumstances require.

3.4 Counterparts. This First Amendment may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

3.5 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

3.6 Amendment and Waiver. The terms of this First Amendment may be amended only through a written agreement signed by the Lenders and by the Company. Any term, representation, warranty or covenant hereof may be waived by the party that is entitled to the benefit thereof, but no such waiver in any one or more instances shall be deemed or construed as a waiver of the same or any other term of this First Amendment on any future occasion.

3.7 Conflict. The Parties acknowledge that the terms of this First Amendment are intended to amend the terms of the Existing Agreement. Accordingly, in the event of a conflict between the terms of this First Amendment and the Existing Agreement, the terms contained in this First Amendment shall control for all purposes.

3.9 Severability. In case any provision of this First Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.10 Governing Law. This First Amendment shall be governed in all respects by the internal laws of the State of Delaware, without giving effect to principles of conflicts of law.

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IN WITNESS WHEREOF, the Parties hereto have caused this First Amendment to be signed by duly authorized officers or representatives, effective as of the date first written above.

STEREOTAXIS, INC.

By:	/s/ Michael P. Kaminski
Name:	Michael P. Kaminski
Title:	President and Chief Executive Officer

SANDERLING VENTURE PARTNERS VI CO-INVESTMENT FUND, L.P.

By: Middleton, McNeil, Mills & Associates VI, LLC

By:	/s/ Fred A. Middleton
Fred A. Middleton, Managing Director

SANDERLING VI LIMITED PARTNERSHIP

By: Middleton, McNeil, Mills & Associates VI, LLC

By:	/s/ Fred A. Middleton
Fred A. Middleton, Managing Director

SANDERLING VI BETEILIGUNGS GMBH & CO. KG

By: Middleton, McNeil, Mills & Associates VI, LLC

By:	/s/ Fred A. Middleton
Fred A. Middleton, Managing Director

ALAFI CAPITAL COMPANY LLC

By:	/s/ Christopher Alafi
Christopher Alafi, Manager

EXHIBIT A

FORM OF EXTENSION NOTICE

[Stereotaxis letterhead]

                    , 2009

Via PDF and Fax

Sanderling Venture Partners VI Co-Investment Fund, L.P.
Sanderling VI Limited Partnership
Sanderling VI Beteiligungs GMBH & Co. KG
Sanderling Ventures Management VI
400 South El Camino Real
Suite 1200
San Mateo, California 94402-1708
Attention:	Fred A. Middleton

Alafi Capital Company, LLC
8 Admiral Drive
Suite 324
Emeryville, California 94608
Attention:	Moshe Alafi
Christopher Alafi

Re:	Election to Extend Commitment Period

Dear Fred, Moshe and Chris:

Reference is made to that certain Note And Warrant Purchase Agreement dated February 21, 2008 by and among Stereotaxis, Inc., a Delaware corporation (the “Company”), Sanderling Venture Partners VI Co-Investment Fund, L.P., Sanderling VI Beteiligungs GmbH & Co KG, Sanderling VI Limited Partnership and Alafi Capital Company LLC (each, a “Lender” and together, the “Lenders”), as amended by that certain First Amendment to Note and Warrant Purchase Agreement effective as of December 29, 2008 (such agreement as so amended, the “Agreement”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Agreement.

The Company hereby notifies the Lenders of its election to extend the Commitment Period under the Agreement to March 31, 2010. The Company will cause the Warrants issuable to you as a result of this Extension Notice to be issued and delivered to you promptly. The Extension Exercise Price for such Warrants shall be $            per share; our calculation thereof has been included with this Extension Notice.

Should you have any questions, please do not hesitate to contact either Jim or me.

Very truly yours,

Michael P. Kaminski
President and Chief Executive Officer

cc:	James M. Stolze
James L. Nouss, Jr.
Robert J. Endicott